MANAGEMENT'S ASSERTION ON COMPLIANCE WITH MINIMUM
                    STANDARDS SERVICING STANDARDS SET FORTH
                    IN THE UNIFORM SINGLE ATTESTATION PROGRAM
                              FOR MORTGAGE BANKERS

                              REPORT OF MANAGEMENT

We, as members of management of Cimarron Mortgage Company, are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of Cimarron Mortgage Company's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1997 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1997, Cimarron Mortgage Company has complied, in all material respects, with the minimum servicing standards set forth in the USAP.

As of December 31, 1997, Cimarron Mortgage Company had in effect a fidelity bond and error and omissions policy in the amount of $2,000,000.


/s/Paul J. Salvo
PAUL J. SALVO
President and Chief Operationg Officer

/s/Linda Scott
LINDA SCOTT
Senior Vice President and Secretary